EXHIBIT 8.3

AMENDMENT NO. 2 TO

ESCROW AGREEMENT

This AMENDMENT, dated as of February 10, 2018 (the “Amendment”), by and among Muscle Maker, Inc, a California corporation (the “Company”), having an address at 2200 Space Park Drive, Suite 310, Houston, Texas 77058; TriPoint Global Equities, LLC, having an address at 1450 Broadway, 26th Floor, New York, NY 10018 (“Placement Agent”), and WILMINGTON TRUST, NATIONAL ASSOCIATION (the “Escrow Agent”) with its principal corporate trust office at 1100 North Market Street, Wilmington, Delaware 19890.

W I T N E S S E T H

WHEREAS, the Agreement states that the Company proposes to sell (the “Financing Transaction”) a maximum of 4,200,000 shares of our common stock, no par value (“Common Stock”), at an offering price of $4.75 per share (the “Shares”) for an offering amount of $19,950,000, in a public offering (the “Offering”) to investors (each, an “Investor”);

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

1. Amendment to First WHEREAS Clause of the Agreement. The First WHEREAS clause of the Agreement is hereby deleted in its entirety and replaced with the following WHEREAS clause:

WHEREAS, the Company proposes to sell (the “Financing Transaction”) a maximum of 3,076,920 shares of our common stock, no par value (“Common Stock”), at an offering price of $3.25 per share (the “Shares”) for an offering amount of $9,999,990, in a public offering (the “Offering”) to investors (each, an “Investor”); and

Except as expressly amended by this Amendment, the provisions of the Agreement shall remain in full force and effect.

2. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Amendment shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement, any amendments, waivers, consents or supplements, by facsimile or other electronic transmission (including a .pdf copy sent by e-mail) shall be deemed to constitute an original and fully effective signature of such party.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

Muscle Maker, Inc		Tri-Point Global Equities, LLC

By:	/s/ Robert E. Morgan	By:	/s/ Mark Elenowitz
Name:	Robert E. Morgan	Name:	Mark Elenowitz
Title:	Chief Executive Officer	Title:	Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION

By:	/s/ Boris Treyger
Name:	Boris Treyger
Title:	Vice President

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